Exhibit 4.1

SIXTH SUPPLEMENTAL INDENTURE, dated as of May 6, 2020 (the “Sixth Supplemental Indenture”), between HOWMET AEROSPACE INC. (f/k/a Arconic Inc.), a Delaware corporation (the “Company”) having its principal office at 201 Isabella Street, Suite 200, Pittsburgh, Pennsylvania, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as successor trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee are parties to an Indenture dated as of September 30, 1993 (the “Base Indenture” and as supplemented by the First Supplemental Indenture dated as of January 25, 2007, the Second Supplemental Indenture dated as of July 15, 2008 and the Fourth Supplemental Indenture dated as of December 31, 2017, the “Indenture”), governing securities including the Company’s outstanding 5.40% Notes due 2021 (the “Notes”). Capitalized terms used herein, not otherwise defined, shall have the same meanings given them in the Indenture. References herein to Sections are to sections of the Base Indenture as previously amended by the supplemental indentures referenced in this paragraph to the extent applicable.

Effective March 31, 2020, the Company has changed its name from Arconic Inc. to Howmet Aerospace Inc., by means of an amendment to its certificate of incorporation, as filed with the Secretary of State of the State of Delaware, on March 30, 2020.

Section 902 provides that a supplemental indenture may be entered into by the Company and the Trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of Holders of Securities of a series with the consent of not less than 50% in principal amount of the then Outstanding Securities of the series affected by the supplemental indenture (the “Required Consents”).

The Company has conducted a tender offer (the “Offer”) to purchase for cash a portion of the outstanding Notes, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated as of April 22, 2020, as amended or supplemented through the date hereof (the “Offer to Purchase and Consent Solicitation Statement”).

In connection with the Offer and forming a part thereof, the Company has solicited (the “Solicitation”) consents of the Holders of the Notes to effect certain amendments to the Indenture as applicable to the Notes as described in the Offer to Purchase and Consent Solicitation Statement and set forth in this Sixth Supplemental Indenture.

Pursuant to the Solicitation, the Required Consents in respect of the Notes have been validly delivered and not validly revoked.

The Company has requested the Trustee to join with it in the execution and delivery of this Sixth Supplemental Indenture in order to supplement and amend the Indenture and the Securities solely with respect to the Notes.

The Company has determined that this Sixth Supplemental Indenture complies with Section 902.

The Company represents and warrants that all things necessary to make this Sixth Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with the terms of the Indenture, and a valid amendment of and supplement to the Indenture have been done.

NOW, THEREFORE, THIS SIXTH SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

I. AMENDMENTS TO THE INDENTURE

Following the execution and delivery by the Company and the Trustee of this Sixth Supplemental Indenture, the terms hereof shall become operative on the initial date (the “Operative Date”) of acceptance for purchase by the Company of the Notes validly tendered in the tender offer contemplated by the Offer to Purchase and Consent Solicitation Statement. Effective as of the Operative Date, this Sixth Supplemental Indenture hereby amends the Indenture and the Notes as provided for herein. If the Operative Date does not occur, then the terms of this Sixth Supplemental Indenture shall be null and void and the Indenture and the Notes shall continue in full force and effect without any modification or amendment hereby.

As of the Operative Date, solely with respect to the Notes:

A. Section 106 (Notice to Holders of Securities; Waiver) is hereby amended to add the following at the end of such section:

Except as otherwise specified herein, so long as any Securities are registered in the name of Cede & Co., as nominee for The Depository Trust Company, or another Depositary, and subject to any listing requirements, notices, reports and other information that are required to be sent to the Holders of such Securities may be given by delivery of the relevant notice to The Depository Trust Company for communication by The Depository Trust Company to entitled participants and account holders of such clearing systems.

B. Each of clauses (3), (4), (5), (6), (7) and (8) of Section 501 (Events of Default) is hereby deleted in its entirety and replaced with the text “Intentionally omitted.” All textual references in the Indenture exclusively relating to clauses (3), (4), (5), (6), (7) and (8) of Section 501 and any and all obligations thereunder are hereby deleted, and such clauses, references and obligations shall be of no further force or effect.

C. Section 515 (Waiver of Usury, Stay or Extension Laws) is hereby deleted in its entirety and replaced with the text “Intentionally omitted.” All textual references in the Indenture to Section 515 and any and all obligations thereunder are hereby deleted, and such section, references and obligations shall be of no further force or effect.

D. Section 704 (Reports by Company) is hereby amended and restated in its entirety so that Section 704 reads as follows:

The Company shall file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act. To the extent such information, documents or reports are filed with the Commission and required to be delivered to the Trustee or the Holders, the availability of such information, documents or reports on the Commission's Electronic Data Gathering Analysis and Retrieval system or any successor thereto or the Company's website will be deemed to have satisfied such delivery requirements to the Trustee or the Holders, as applicable.

E. Section 801 (Company May Consolidate, Etc., Only on Certain Terms) is hereby deleted in its entirety and replaced with the text “Intentionally omitted.” All textual references in the Indenture to Section 801 and any and all obligations thereunder are hereby deleted, and such section, references and obligations shall be of no further force or effect.

F. Section 1005 (Corporate Existence) is hereby deleted in its entirety and replaced with the text “Intentionally omitted.” All textual references in the Indenture to Section 1005 and any and all obligations thereunder are hereby deleted, and such section, references and obligations shall be of no further force or effect.

G. Section 1006 (Maintenance of Properties) is hereby deleted in its entirety and replaced with the text “Intentionally omitted.” All textual references in the Indenture to Section 1006 and any and all obligations thereunder are hereby deleted, and such section, references and obligations shall be of no further force or effect.

H. Section 1007 (Payment of Taxes and Other Claims) is hereby deleted in its entirety and replaced with the text “Intentionally omitted.” All textual references in the Indenture to Section 1007 and any and all obligations thereunder are hereby deleted, and such section, references and obligations shall be of no further force or effect.

I. Section 1008 (Purchase of Securities by Company or Subsidiary) is hereby deleted in its entirety and replaced with the text “Intentionally omitted.” All textual references in the Indenture to Section 1008 and any and all obligations thereunder are hereby deleted, and such section, references and obligations shall be of no further force or effect.

J. Section 1009 (Limitation on Liens) is hereby deleted in its entirety and replaced with the text “Intentionally omitted.” All textual references in the Indenture to Section 1009 and any and all obligations thereunder are hereby deleted, and such section, references and obligations shall be of no further force or effect.

K. Section 1010 (Limitation on Sale and Lease-Back) is hereby deleted in its entirety and replaced with the text “Intentionally omitted.” All textual references in the Indenture to Section 1010 and any and all obligations thereunder are hereby deleted, and such section, references and obligations shall be of no further force or effect.

L. The second sentence of Section 1102 (Election to Redeem; Notice to Trustee) is hereby amended to read as follows:

In case of any redemption at the election of the Company of less than all the Securities of any series the Company will notify the Trustee at least five Business Days prior to giving notice of redemption, or a shorter period as may be satisfactory to the Trustee, of the Redemption Date, the aggregate principal amount of Securities of such series to be redeemed and, if applicable, of the tenor of the Securities to be redeemed.

M. Section 1104 (Notice of Redemption) is hereby amended to replace the number 30 with the number 15 in the first sentence of Section 1104.

N. Section 1104 (Notice of Redemption) is hereby amended to add the following to the end of such section:

Any notice of redemption of Securities to be redeemed at the option of the Company may state that such redemption shall be conditional, in the Company’s discretion, on one or more conditions precedent, and that such conditional notice of redemption may be rescinded by the Company if it determines that any or all such conditions will not be satisfied by the Redemption Date, and that in such event, such redemption notice shall be of no further force or effect and the Company shall not be required to redeem the applicable Securities on the Redemption Date or otherwise.

In the event a notice of redemption contains such a condition or conditions and the Company determines that any or all such conditions will not be satisfied prior to the Redemption Date, the Company shall provide written notice to the Trustee prior to the close of business at least one Business Day prior to the Redemption Date. Such notice may provide that the redemption notice shall be rescinded and the redemption shall not occur, as determined by the Company in accordance with the preceding paragraph and, upon receipt of such notice, the notice of redemption shall be rescinded and the redemption shall not occur, as provided in such notice. Upon receipt of such notice, the Trustee shall provide such notice to each Holder of the applicable Securities in the same manner in which the notice of redemption was provided.

O. The first sentence of the first paragraph of Section 1106 (Securities Payable on Redemption Date) is hereby amended to read as follows:

Notice of redemption having been given as aforesaid and, in the case of a conditional notice of redemption, not thereafter rescinded in accordance with Section 1104, the Securities so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest, if any) such Securities shall cease to bear interest and the coupons for such interest appertaining to any Bearer Securities so to be redeemed, except to the extent provided below, shall be void.

P. The last paragraph of Section 1106 (Securities Payable on Redemption Date) is hereby amended to read as follows:

Except, in the case of a redemption of Securities to be redeemed at the option of the Company, where the redemption notice therefor has been rescinded in accordance with Section 1104, if any Security called for redemption shall not be so paid upon surrender thereof for redemption, the principal and any premium shall, until paid, bear interest from the Redemption Date at the rate prescribed therefor in the Security.

Q. Each of clauses (2), (3), (4), (5), (6), (7) and (9) of Section 1304 (Conditions to Defeasance or Covenant Defeasance) is hereby deleted in its entirety and replaced with the text “Intentionally omitted.” All textual references in the Indenture exclusively relating to clauses (2), (3), (4), (5), (6), (7) and (9) of Section 1304 and any and all obligations thereunder are hereby deleted, and such clauses, references and obligations shall be of no further force or effect.

R. All definitions in the Indenture which are used exclusively in the sections and clauses deleted pursuant to the foregoing provisions of this Sixth Supplemental Indenture or whose sole use or uses in the Indenture were eliminated in the amendments set forth above are hereby deleted. All cross-references in the Indenture to sections and clauses deleted by the foregoing provisions shall also be deleted in their entirety.

S. To the extent that the Notes include any of the sections, clauses or definitions to be deleted or amended pursuant to the foregoing provisions of this Sixth Supplemental Indenture, such provisions of the Notes shall be deemed deleted or amended as applicable.

II. GENERAL PROVISIONS

A. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of same. The Trustee makes no representation as to the validity of this Sixth Supplemental Indenture. The Indenture, as supplemented and amended by this Sixth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

B. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Each party agrees that this Sixth Supplemental Indenture may be electronically or digitally signed, and that any such electronic or digital signatures appearing on this Sixth Supplemental Indenture are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

C. This Sixth Supplemental Indenture shall have effect solely with respect to the Notes and shall not alter or amend the terms applicable to any other securities issued pursuant to the Base Indenture as amended.

D. The Company hereby certifies that this Sixth Supplemental Indenture conforms to the current requirements of the Trust Indenture Act.

E. This Sixth Supplemental Indenture shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

F. Henceforth, all references in the Indenture and the Securities to the “Company” shall be deemed to be references to Howmet Aerospace Inc.

[Signature Pages Follow]

HOWMET AEROSPACE INC.

By	/s/ Peter Hong
Name:	Peter Hong
Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By	/s/ Shannon Matthews
Name:	Shannon Matthews
Title:	Agent

[Signature Page to the Sixth Supplemental Indenture]